Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-207918 and 333-204553 on Form S-8 of the South Jersey Industries, Inc. of our report dated June 27, 2018, relating to the financial statements and supplemental schedule of South Jersey Industries, Inc. 401(k) Plan which appears in this Form 11-K for the year ended December 31, 2017.

/s/ BDO USA, LLP
New York, New York
June 27, 2018